Exhibit 10-g

TEMPLATE

PHANTOM STOCK AGREEMENT FOR

EMPLOYEES UNDER THE CINERGY CORP.

1996 LONG-TERM INCENTIVE COMPENSATION PLAN

THIS PHANTOM STOCK AGREEMENT (the “Agreement”), effective as of                                (the “Date of Grant”), is made by and between Cinergy Corp., a Delaware corporation, and                                (the “Employee”), an employee of Cinergy Corp. or one of its directly or indirectly held majority or greater-owned subsidiaries (collectively referred to herein as the “Company”).

WHEREAS, Cinergy Corp. has adopted the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”), pursuant to which the Employee has been granted the right, contingent upon the Employee satisfying certain vesting requirements, to receive a lump sum cash payment, the amount of which shall be based on the value of a certain, predetermined number of shares of Cinergy Corp. Common Stock, with par value of $0.01 per share (“Common Stock”), on the terms set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth their understandings with respect to the contingent right described in this Agreement, such contingent right sometimes referred to herein as “Phantom Stock Right.”

NOW, THEREFORE, in consideration of the recitals and the mutual agreements contained in this Agreement, the parties agree as follows:

1.                                      Contingent Award.

(a)                                  Award of Phantom Stock Right. In consideration of Employee’s service for the Company, Cinergy Corp. hereby grants a Phantom Stock Right to Employee and shall establish an account (the “Account”) in the name of Employee on the books and records of Cinergy Corp. and credit the Account with                Phantom Stock Right units.  Each Phantom Stock Right unit shall correspond to one share of Common Stock.

(b)                                 Vesting of Phantom Stock Right. Subject to earlier forfeiture as described below, the Phantom Stock Right shall become fully vested in its entirety if the Employee is continuously employed by the Company from the Date of Grant until the earliest to occur of the following dates (i)                               , (ii) the date of the Employee’s death, (iii) the date of the Employee’s involuntary “separation from service” (within the meaning of Code Section 409A) other than for Cause during the two-year period beginning on the Cinergy Effective Time or (iv) the date of the Employee’s voluntary “separation from service” (within the meaning of Code Section 409A) for Good Reason during the two-year period beginning on the Cinergy Effective Time.  For purposes of this Agreement, “Cinergy Effective Time” has the meaning given to such term in the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., dated May 8, 2005.(1)

(1)          The vesting events for phantom stock grants vary for each participant.  Some phantom stock grants incorporate cliff vesting schedules while others use a graded vesting schedule.  The phantom stock grants may incorporate some or all of the items set forth in Section 1(b).

(c)                                  Forfeiture of Phantom Stock Right.  The Employee shall forfeit his or her Phantom Stock Right in its entirety if he or she ceases to remain continuously employed by the Company until the date on which the Phantom Stock Right vests in accordance with Section 1(b) hereof.

(d)                                 Definitions.  Where used herein, the terms “Cause” and “Good Reason” shall have the meaning given to such terms in the most recent employment agreement, as amended, in effect for the Employee.

2.                                      Payout Calculation and Form of Payment.

Except as otherwise provided herein, in the event that Phantom Stock Right units become fully vested in accordance with Section 1(b), the Employee shall be entitled to receive a lump sum cash payment equal to the sum of (a) the product of (i) the number of Phantom Stock Right units vesting, adjusted as provided in this Agreement, and (ii) the Fair Market Value (as that term is defined in the Plan) of a share of Common Stock as of the date the Phantom Stock Right units vest, plus (b) the product of (i) the number of Phantom Stock Right units vesting and (ii) the aggregate amount of cash dividends paid on a share of Common Stock from the Date of Grant through the date of payment.  Such payment shall be made within thirty (30) days following the date on which the Phantom Stock Right units become vested.  The Company shall have the right to deduct from all payments made to the Employee pursuant to this Agreement such federal, state or local taxes as are, in the reasonable opinion of the Company, required to be withheld by the Company with respect to such payment.  Notwithstanding the above, if required to comply with Code Section 409A, such payment shall not be made until five (5) days following the 6th month anniversary of the Employee’s separation from service if the Employee is a “specified employee” within the meaning of Code Section 409A.

3.                                      Adjustments.

The Committee (as defined in the Plan) may make or provide for such adjustments in the number of Phantom Stock Right units covered by this Agreement as the Committee, in its sole discretion exercised in good faith, may determine is equitably required in order to prevent dilution or enlargement of Employee’s rights that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of Cinergy Corp., (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.  In the event of any such transaction or event, the Committee, in its sole discretion exercised in good faith, may provide, in substitution for the Phantom Stock Right, such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Phantom Stock Right.

4.                                      Transferability.

The contingent rights set forth in this Agreement are not transferable otherwise than by will or the laws of descent and distribution.

5.                                      Effect of Assignment or Pledge.

If the Employee assigns or pledges contingent rights covered by this Agreement or attempts to do so, or if there is a levy, attachment, execution or other legal or equitable process upon the contingent rights, Cinergy Corp. shall have the right to terminate this Agreement.

6.                                      Incorporation of the Plan’s Terms.

This Agreement is subject to all of the terms, provisions and conditions of the Plan, which is incorporated into this Agreement by reference, and to such regulations as may from time to time be adopted by the Committee.  A copy of the Plan has been furnished to the Employee and an additional copy may be obtained from Cinergy Corp.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Employee and his or her legal representative in respect of any questions arising under the Plan, or this Agreement.

7.                                      No Right to Continued Employment.

Solely for purposes of this Agreement, Employee shall be deemed to be employed by the Company during all periods in which he or she is receiving benefits under any Cinergy-sponsored short-term or long-term disability plan or program; provided, however, that nothing in this Agreement shall restrict the right of the Company to terminate the Employee’s employment at any time with or without Cause.

8.                                      Successors.

The terms of this Agreement shall be binding upon and inure to the benefit of Cinergy Corp., its successors and assigns, and the Employee and the Employee’s beneficiaries, executors, administrators, heirs and successors.

9.                                      Invalid Provision.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted.

10.                               Modifications and Section 409A of the Code.

No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, including the provisions requiring a delay in payment.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Employee).

11.                               Headings.

The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

12.                               Governing Law.

Except to the extent pre-empted by federal law, this Agreement and the Employee’s rights under it shall be construed and determined in accordance with the laws of the state of Delaware.

13.                               Entire Agreement.

This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications,

representations and negotiations in respect thereto.

14.                               Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.                               Satisfaction of Legal Requirements.

No payment will be made under this Agreement until the Company has been advised by counsel that all applicable legal requirements have been met.

16.                             Source of Payment.

Any payments to Employee under this Agreement shall be paid from the Company’s general assets, and Employee shall have the status of a general unsecured creditor with respect to the Company’s obligations to make payments under this Agreement.  Employee acknowledges that the Company shall have no obligation to set aside any assets to fund its obligations under this Agreement.

17.                               Notices and Electronic Delivery and Signature.

All notices to the Company shall be addressed to Cinergy Corp., 139 East Fourth Street, Cincinnati, Ohio 45202, Attention: Manager, Compensation, or such other address or in accordance with such other procedure as the Company may, from time to time, specify. Notwithstanding the foregoing, the Employee hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws.  If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), the Employee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.  The Employee understands that, unless earlier revoked by the Employee, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth herein.

EMPLOYEE	CINERGY CORP.

Signature:	By: